Exhibit 10.1

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT ("Third Amendment") is made and entered into this 8th day of April, 2011, by and between NOBLEGENE DEVELOPMENT, LLC, a Tennessee limited liability company ("Landlord") and BIOMIMETIC THERAPEUTICS, INC., a Delaware corporation ("Tenant").

RECITALS:

WHEREAS, Landlord has leased to the Tenant certain premises in the CSLSC Building C ("Building C") as more particularly described in that certain Lease Agreement dated August 17, 2007 between Landlord and Tenant (the "Lease"), as amended on January 22, 2008 and January 9, 2009;

WHEREAS, Landlord has incurred certain additional costs relating to Building C; and

WHEREAS, Landlord and Tenant have mutually agreed to amend the Lease as set forth herein to compensate Landlord for its additional costs, and to modify certain other provisions in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1.      Upon Landlord’s execution of any third-party lease for space in Building C (“Third-Party Lease”), Tenant’s Base Rent shall be reduced to $21 per square foot for the amount of square footage included in such third-party lease.  Tenant shall only be entitled to this Base Rent reduction once with respect to each square foot of the Leased Premises such that once Landlord has entered into Third-Party Leases that total 30,000 square feet, Tenant shall no longer be entitled to any further rent reductions under this provision.  Landlord shall provide tenant with written notice of any Third-Party Leases within 5 days of execution, and the rent reduction provided for herein shall become effective in the first full calendar month following the earlier of: (1) 60 Days after the execution date of the Third-Party Lease, or (2) the date landlord first receives rent from the Third-Party Lease.

2.      If Landlord does not enter into a new lease with a Large Tenant before September 30, 2011, Tenant will receive a Base Rent reduction of $2 per square foot effective October 1, 2011 for any portion of the Leased Premises in which the Base Rent has not been reduced to $21.00 per square foot pursuant to Section 1 above.

3.      Section 3.2 of the Lease relating to Base Rent reductions based on the increased occupancy of Building C is hereby deleted in its entirety from the Lease.

4.      Upon the last rent reduction for Tenant under Section 1(i.e. after Landlord has rented 30,000 square feet of space in Building C), the following shall occur:

Exhibit 10.1

a.       Tenant and Landlord shall enter into a two-year extension of the Lease Term.  Such extension shall be entered into following Landlord’s notice under Section 1 of the Third-Party Lease that triggers the final rent reduction, but prior to the effective date of such of such final rent reduction.

b.      The Most Favored Nations Clause set forth in Article 25 of the Lease shall not apply to any Third-Party Lease entered into by Landlord for a two-year period.  Such two-year period shall begin upon the effective date of the last rent reduction for Tenant under Section 1.

5.      At any time during the Term of the Lease in which the Most Favored Nations Clause does apply, three dollars ($3.00) per share foot shall be added to the actual base rent set forth in any Third-Party Lease for space in the lower level of Building C, and such adjusted base rent together with any other monetary terms or financial incentives shall be used for purposes of determining if such Third-Party Lease triggers the Most Favored Nations Clause of the Lease.  If a Third-Party Lease includes space on multiple levels within Building C, such $3.00 adjustment shall only be made to the base rate for that portion of the leased space in the lower level of Building C.

6.      Within five (5) business days of the execution of this Third Amendment by both parties, Tenant shall pay to Landlord $100,000 and the Tenant Improvement Allowance of $2,500,000 provided for in Section 9.3 of the Lease shall be reduced by $181,900 as consideration for all Shell Upgrades (as defined below), and it is agreed that no other payments other than normal rent and CAM charges will be due or payable by Tenant in the future for any reason, including based on Tenants occupancy of Building C or based on any construction of any kind within or around Building C or the CSLSC, unless all work upon which such other payments are based are specifically requested by Tenant and the exact amount of such other payments is specifically agreed to in writing by Tenant in advance of charges being incurred by Landlord or work being performed.

7.      Except for those items noted below in Section 7 which shall be the responsibility of the Tenant, “Shell Upgrades” shall include all infrastructure costs associated with the building shell, including the following:

a.        Electrical infrastructure as shown in Exhibit A, including:

(1)   Forty Percent (40%)(equivalent to 600 amps @ 480 volt 3 phase) of available capacity on the existing emergency generator;

(2)   Assignment of the 600 amp of normal power tied to the spare breaker located in the existing main breaker panel;

(3)   Installation of a 1600 amp electrical distribution panel located in the emergency power electrical room.  (Panel will accommodate a minimum of 4 600 amp breakers);

Exhibit 10.1

(4)   The conduit connection between the main electrical panel and the main emergency power electrical room;

(5)   The electrical connection between the emergency generator and the 1600 amp emergency power distribution panel.

(6)   All building improvements required to accommodate the emergency power electrical room;

b.      The following utility infrastructure:  the full capacity of RTU 2-1 HVAC and the existing Trane RTAC 185A chiller unit, and all existing distribution piping (both of which will be dedicated 100% to the Leased Premises after utility separation at Landlord’s expense which shall occur no later than 90 days following execution of this Third Amendment);

c.       One existing boiler for Tenant’s exclusive use including the Hot Water Circulation System; and

d.      Sufficient infrastructure to enable each tenant to be billed for their actual utility consumption on the basis of the KWH or Btu’s delivered to such tenant’s leased space within Building C.  Such infrastructure may include dedicated boilers for each floor in Building C, or installation of a metering system for the existing Hot Water Circulation System.

8.      Tenant shall be directly responsible for all costs associated with connecting the transfer switch to the emergency power distribution panel, including the cost of the transfer switch, 600 amp breaker and the connection lines between the emergency power distribution panel and the transfer switch.  Landlord agrees that all items listed in Section 6 (a) shall be completed and permitted by June 1, 2011.

9.      Tenant shall in no way be responsible for any costs associated with providing utility infrastructure or access to other tenants within the CSLSC, including providing a separate chiller, header and distribution lines for chillers that service non-Tenant space.  Only the operating cost for the Tenant’s dedicated chiller will be included in Tenant’s Operating Costs.

10.  The Tenant Improvement Allowance of $2,500,000 provided for in Section 9.3 of the Lease shall not be considered and shall not be deemed a financial incentive when determining whether a Large Tenant's lease is more favorable monetarily than the Lease under the Most Favored Nations Clause set forth in Article 25 of the Lease.

Exhibit 10.1

11.  Notwithstanding any provision in the Lease, or any amendment thereto, Tenant shall only be required to pay its proportionate share based on total rentable square feet, of the Operating Costs associated with common elements for Building C, or Operating Costs associated with common elements of the CSLSC, respectively.  Tenant shall pay 100% of the Operating Costs associated with its Leased Premises.

12.  Acknowledgement. Upon execution of this Third Amendment, Landlord acknowledges and agrees that the Tenant shall have no additional obligation to Landlord for the design and construction of Building C as it currently exists, including all equipment that has been installed therein.  Nor shall Tenant incur any fees for connecting to such existing equipment.

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Lease Agreement as of the day and date first above written.

LANDLORD:

NOBLEGENE DEVELOPMENT, LLC,

a Tennessee limited liability company

By:  /s/ John N. Weckesser

Its: Owner/Mgr

TENANT:

BIOMIMETIC THERAPEUTICS, INC.,

a Delaware corporation

By:  /s/ Earl Douglas

Its: General Counsel